SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934



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       by Rule 14a-6(e)(2))
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          AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP
         (Name of Registrant as Specified in its Charter)


 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 29, 2009


Dear AEI Real Estate Fund XVIII Limited Partner:

Enclosed please find a Consent Statement that requests your approval to take action to complete the final disposition, liquidation and distribution of all of Fund XVIII's properties and assets within the next year. We will dissolve Fund XVIII when this is completed.

We recommend a vote "For" the liquidation proposal. To be counted, a properly signed consent form must be received in our office on or before February 23, 2009.

If you have any questions concerning this information, please call AEI Client Services, toll free at 800-328-3519.


Sincerely,

AEI FUND MANAGEMENT XVIII, INC.




                   AEI REAL ESTATE FUND XVIII
                     1300 Wells Fargo Place
                       30 East 7th Street
                    St. Paul, Minnesota 55101


                        CONSENT STATEMENT
                   TO LIQUIDATE THE PARTNERSHIP


     WE ARE SENDING THIS CONSENT STATEMENT TO ALL LIMITED PARTNERS OF AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP ("FUND XVIII") OF RECORD ON JANUARY 1, 2009. TO BE COUNTED, YOU MUST RETURN A PROPERLY SIGNED CONSENT FORM THAT IS RECEIVED BY AEI FUND MANAGEMENT XVIII, INC. AT 1300 WELLS FARGO PLACE, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE FEBRUARY 23, 2009. WE ARE MAILING THIS CONSENT STATEMENT TO YOU, AS A LIMITED PARTNER OF FUND XVIII, ON OR ABOUT JANUARY 29, 2009.


                   INTRODUCTION AND BACKGROUND

THE FUND

     AEI Real Estate Fund XVIII Limited Partnership is a Minnesota limited partnership formed in 1988 to use the net proceeds raised through a public offering of its units to purchase for cash, commercial real estate leased under net leases. Fund XVIII initially purchased 21 properties with the net proceeds from the offering, including partial interests in 5 properties. The prospectus under which the units were originally offered indicated that it was our intention, as managing general partner of Fund XVIII, to sell most of the properties in eight to twelve years after acquisition, or when market conditions were most advantageous. In 1997, our limited partners approved an amendment to the limited partnership agreement under which we operate that allowed us to reinvest proceeds from sale of properties until final liquidation of Fund XVIII. In order to enhance the return to limited partners, we continued to reinvest some sales proceeds in new properties through May 2004, but worked to dispose of most of the properties as the real estate market became favorable in 2004 through 2007.

PROPERTIES

     As of December 31, 2008, Fund XVIII held interests in five properties. All of the properties are subject to net leases, under which the tenant pays substantially all of the operating costs of the property. The tenants for all of the properties are current with their rental payments and all of the properties are fully occupied.

     The following table sets forth the properties held by Fund XVIII as of December 31, 2008, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the base lease term expires, the annual rental amount, and the General Partners' estimate of the current value of the property:


                  Date    Ownership  Acquisition   Lease     Annual  Estimated
Property        Acquired  Interest%     Cost     Expiration   Rent    Value(1)

Taco Cabana
 San Antonio, TX  7/19/91   9.37%    $ 107,933    7/31/11  $ 21,840  $ 176,000

Tractor Supply
Company
 Bristol, VA      4/10/96   7.52        96,765    4/30/10    12,725    125,000

Champps Americana
 Columbus, OH     8/29/96   0.51        12,984    8/31/16     1,875     18,000

Fuddruckers
 Thornton, CO     7/30/97   0.76        10,693    7/31/17     1,386     15,400

Tumbleweed
 Chillicothe, OH 11/20/98  43.96       560,612   11/30/13    68,256    740,000

(1)  Fund XVIII has not obtained appraisals of these properties.
     The General Partners have valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. We cannot assure you that we could sell the properties at the estimated values set forth in the table.


     The remaining interests in the Tumbleweed restaurant are owned by AEI Net Lease Income & Growth Fund XIX Limited Partnership, an affiliate of Fund XVIII, and an unrelated third party. The remaining interests in the Taco Cabana restaurant, the Tractor Supply Company store, the Champps Americana restaurant and the Fuddruckers restaurant are owned by unrelated third parties. Fund XVIII owns each property with the other parties as tenants-in-common. Each tenant-in-common owns a separate, undivided interest in the properties. The amounts shown above reflect only Fund XVIII's percentage share of the items.


SUMMARY OF FINANCIAL INFORMATION

     Under generally accepted accounting principles, once we have a reasonable expectation that the assets of the fund will be liquidated within twelve months, we are required to revalue the assets and liabilities of Fund XVIII to the amount expected in liquidation, and to account for rental and interest income as sources of cash and expenses as uses of cash, available for distribution to partners. We concluded as of October 1, 2007 that it was likely that we would complete final disposition of Fund XVIII's real estate assets within 12 months.

     The following table provides financial data about Fund XVIII at and for the periods after we adopted the liquidation basis of accounting. Because a decision had been made to commence the final liquidation of Fund XVIII and solicit your consent to that liquidation, the financial data is presented on the liquidation basis. When financial data is presented on the liquidation basis, assets and liabilities are valued at what we believe is their liquidation value, and operations are presented as a statement of liquidating activities:


                                      September 30,     December 31,
                                         2008               2007
     Balance at Period End:
       Cash and Cash Equivalents      $ 1,392,312        $   904,400
       Receivables                    $     6,500        $     6,500
       Investments in Real Estate     $ 1,074,400        $ 4,656,400
       Total Assets                   $ 2,473,212        $ 5,567,300
       Liabilities                    $   577,494        $   162,371
       Net Assets in Liquidation      $ 1,895,718        $ 5,404,929



                                     For the          For the
                                Nine Months Ended   Three Months Ended
                                September 30, 2008  December 31, 2007

     Rental Income                 $    96,354          $    97,617
     Interest Income               $    25,575          $     9,417
     Proceeds from Sale of
      Real Estate                  $ 3,602,373          $   212,731
     Partnership Adminstration &
      Property Management Expenses
      Management Expenses          $   114,639          $    53,990
     Increase (Decrease) in Net
      Assets in Liquidation        $(3,509,211)         $ 2,508,862
     Cash Distributions Declared   $ 3,569,997          $   118,489
     Cash Distributions
      Declared Per Unit            $    186.44          $      6.19
     Weighted Average Units
      Outstanding                       18,957               18,957




                REASONS FOR AND EFFECTS OF THE PROPOSAL

REASONS FOR THE LIQUIDATION PROPOSAL

     We had completed the sale of all but a small percentage of Fund XVIII's property interests as of September 30, 2008. Because we believe it is economically unattractive to continue to operate Fund XVIII with such a small asset base, we are proposing that we sell our interests in these final properties and liquidate Fund XVIII. As a result, we are soliciting your consent to the final liquidation and sale of Fund XVIII's properties within the next year as required by the limited partnership agreement. Section
6.1 of the limited partnership agreement requires that we obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the assets. We believe that this final liquidation is consistent with the original objectives of Fund XVIII.

EFFECTS OF THE LIQUIDATION PROPOSAL

     If partners approve the liquidation proposal, the General Partners will take action to complete the orderly disposition of Fund XVIII's remaining property interests. If the other owners of each property agree to sell their interests, we will market the entire property for sale. If the other owners do not want to sell their interests, we will market only Fund XVIII's interest in the property. Although we hope to complete the sale of the properties before the end of the year, we cannot be certain of the timing.

     Once these property interests are sold, the General Partners intend to wind up the affairs of Fund XVIII and distribute any net sales proceeds and remaining reserves to the partners. Fund XVIII will then dissolve and all of its operations will cease. Under Section 12.1 of the limited partnership agreement of Fund XVIII, this dissolution does not require, and we will not ask you for, any additional vote.

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XVIII, Inc. (Fund XVIII's Managing General Partner), by Robert P. Johnson (Fund XVIII's Individual General Partner) and by each officer or director of the Managing General Partner as of December 31, 2008:

NAME AND ADDRESS                   NUMBER OF             PERCENT
OF BENEFICIAL OWNER               UNITS  HELD           OF CLASS

AEI Fund Management XVIII, Inc.        0                  0.00%
1300 Wells Fargo Place
30 East 7th Street
St. Paul, Minnesota 55101

Robert P. Johnson                      5                  0.03%
1300 Wells Fargo Place
30 East 7th Street
St. Paul, Minnesota 55101

Patrick W. Keene                       0                  0.00%
1300 Wells Fargo Place
30 East 7th Street
St. Paul, Minnesota 55101


     The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the limited partnership units set forth opposite their names. To the best of our knowledge, there is no beneficial owner holding five percent or more of the units.


                       CONSENT PROCEDURES

     Your vote is important. Each limited partner is urged to mark, date and sign the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Client Services, toll free at 800-328-3519.


TIMING OF THE CONSENT SOLICITATION

     We have fixed the close of business on January 1, 2009 as the record date for the determination of the limited partners entitled to vote on the liquidation proposal; the close of business on February 23, 2009 as the date by which Consent Forms must be received by us in order to be counted; and February 24 , 2009 as the date on which the consents will be counted. You may revoke your consent at any time prior to February 24, 2009, provided we receive written revocation prior to that date.

     To vote on the proposal, you must return a properly signed
Consent Form that is received by AEI Fund Management XVIII, Inc.
at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul,
Minnesota 55101, on or before 5:00 P.M., Central Time, on
February 23, 2009. The votes will be tabulated by the General Partners.


RECORD DATE AND VOTES REQUIRED FOR APPROVAL

     Only holders of record of units of limited partnership interest as of January 1, 2009, the record date, will be entitled to vote. Voting by the limited partners on the liquidation proposal is based upon the number of units held. As of January 1, 2009, there were 18,957 units outstanding, 5 of which were held by the General Partners. Each unit is entitled to one vote. Fractions of units will be included in the total.

     Pursuant to the limited partnership agreement of Fund XVIII, in order for the liquidation proposal to be approved, a majority of the units (excluding any units held by the General Partners) must be voted in favor of the proposal. Accordingly, 9,476.1 units must be voted FOR the proposal in order for the proposal to be approved. Because an abstention would not be counted as a vote for a proposal, it would have the effect of a vote against the proposal. WE RECOMMEND A VOTE "FOR" THE PROPOSAL.

PROCEDURES FOR VOTING

     Accompanying this Consent Statement is a Consent Form for each limited partner. By checking the appropriate box ON THE CONSENT FORM, you can indicate whether you vote FOR or AGAINST or ABSTAIN as to the liquidation proposal. IF YOU RETURN YOUR CONSENT FORM SIGNED WITHOUT CHECKING ANY BOX, YOU WILL BE DEEMED TO HAVE VOTED FOR THE LIQUIDATION PROPOSAL.

     Limited partners who vote against, or abstain, do not have appraisal or similar rights under Minnesota law.

COSTS OF SOLICITATION

     The cost of solicitation of consents of the limited partners will be borne by Fund XVIII. The solicitations will be made by the mails. Our staff will be available by telephone at 800-328-
3519 to answer any questions concerning this Consent.

MAILING

This Consent Statement was first mailed to limited partners on or about January 29, 2009.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT XVIII, INC.



                              Robert P. Johnson, President






IMPORTANT                                          IMPORTANT

       AEI REAL ESTATE FUND XVIII LIMITED PARTNERSHIP
                 CONSENT OF LIMITED PARTNERS
           THIS CONSENT IS SOLICITED BY THE BOARD
      OF DIRECTORS OF AEI FUND MANAGEMENT XVIII, INC.,
                THE MANAGING GENERAL PARTNER

      The undersigned, a limited partner of AEI Real Estate Fund XVIII, hereby consents (unless otherwise directed below) to the proposal identified below to take action to complete the final disposition, liquidation and distribution of all of Fund XVIII's properties and assets within the next year, as more fully described in the accompanying Consent Statement. By voting for the proposal, the undersigned hereby appoints AEI Fund Management XVIII, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence any termination of Fund XVIII's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on February 23, 2009.


              ADOPTION OF THE LIQUIDATION PROPOSAL


       [ ]  FOR       [ ]  AGAINST         [ ] ABSTAIN

      The limited partnership units held by the signing limited partner will be voted as directed. They will be voted "FOR" the liquidation proposal if no box is checked.

      Please sign exactly as your name appears below. When limited partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.


Dated:




Signature                             (if held jointly)